                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE


                                                                                                                    SEVEN MONTHS
                                                                        YEAR ENDED                                      ENDED
                                                                        DECEMBER 31,                                  DECEMBER 31,
                                                    --------------------------------------------------------    --------------------
                                                           1996               1995               1994                   1993
                                                    ----------------- ------------------- ------------------    --------------------
PRIMARY:
Net income (loss)..................................   $ (49,739,000)     $ 4,900,000          $(2,482,000)           $(1,504,000)
                                                    ================= =================== ==================    ====================
Shares as adjusted:
     Weighted average common shares outstanding....      22,931,389       16,809,725           12,408,943             11,279,650
     Assumed conversion of Series A convertible
      preferred stock..............................              --        1,610,919            2,694,915              2,694,915
     Incremental shares from outstanding stock
      options as determined under the treasury
      stock method.................................              --          311,716              241,549                241,549
                                                    ----------------- ------------------- ------------------    --------------------
Shares as adjusted.................................      22,931,389       18,732,360           15,345,407             14,216,114
                                                    ================= =================== ==================    ====================

Net income (loss) per share........................   $       (2.17)     $       .26          $      (.16)           $      (.11)
                                                    ================= =================== ==================    ====================


FULLY DILUTED:
Net income (loss)..................................   $ (49,739,000)     $ 4,900,000          $(2,482,000)           $(1,504,000)
                                                    ================= =================== ==================    ====================
Shares as adjusted:
     Weighted average common shares outstanding....      22,931,389       16,809,725           12,408,943             11,279,650
     Assumed conversion of Series A convertible
      preferred stock..............................              --        1,610,919            2,694,915              2,694,915
     Incremental shares from outstanding stock
      options as determined under the treasury
      stock method.................................              --          307,929              241,549                241,549
                                                    ----------------- ------------------- ------------------    --------------------
Shares as adjusted.................................      22,931,389       18,728,573           15,345,407             14,216,114
                                                    ================= =================== ==================    ====================
Net income (loss) per share........................   $       (2.17)     $       .26          $      (.16)           $      (.11)
                                                    ================= =================== ==================    ====================